PEBO - Peoples Bancorp Inc.
Peoples Bancorp 1st Quarter 2019 Earnings Webcast
Tuesday, April 23, 2019 11:00 AM ET

Officers:
Chuck Sulerzyski; President and CEO
John Rogers; EVP, Treasurer and CFO

Analysts:
Jeanie Dwinell; Sandler O'Neill and Partners
Kevin Reevey; D.A. Davidson & Co.
Michael Perito; Keefe, Bruyette & Woods
Daniel Cardenas; Raymond James & Associates

Presentation

Operator: Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Andrea, and I will be your conference facilitator today. Today’s call will cover a discussion of the results of operations for the quarterly period ended March 31, 2019.
Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [insert instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [insert instructions].
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.
The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to, the success, impact and timing of the implementation of Peoples’ business strategies, including the ability to integrate the business of First Prestonsburg Bancshares Inc. (“First Prestonsburg”) following the merger and any other future acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected; the success, impact and timing of the expansion of consumer lending activity; the competitive nature of the financial services industry; changes in the interest rate environment; slowing or reversal of the current U.S. economic expansion; uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; the effects of easing restrictions on participants in the financial services industry; changes in policy and other regulatory and legal developments; and adverse changes in economic conditions and/or activities.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.
Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
Peoples’ 1st quarter 2019 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.
A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.
This call will include about 20-25 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.
Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Thank you, Andrea. Good morning. Thank you for joining us for a review of our 1st quarter results.
Earlier this morning, we reported record net income of $14.4 million, or $0.73 per diluted share. This is an increase compared to $13.9 million, or $0.71 per diluted share, for the fourth quarter and $11.7 million, or $0.64 per diluted share a year ago.
Some of the highlights for the quarter include:

•	Return on average assets of 1.46%;

•	Return on average stockholders’ equity of 11.12%;

•	Net interest income growth of 16% compared to the first quarter of 2018;

•	A 3 basis point expansion in net interest margin compared to the linked quarter to 3.80%;

•	A $24 million improvement in criticized loans since December 31, 2018;

•	Total deposit growth of 6% since December 31, 2018; and
Also impacting the first quarter was the recognition of a recovery of $1.8 million on a previously charged-off commercial loan, which positively impacted the allowance for loan losses, resulting in a recovery of loan losses of $263,000 for the first quarter of 2019, which added $0.07 to earnings per diluted share.
During the first quarter of 2019, we recognized additional costs related to:

•	Annual stock grants, which are generally based on prior year results, added one-time expense of $699,000 and reduced earnings per diluted share by 3 cents;

◦
We typically recognize additional expense in the first quarter of each year related to retirement eligible grantees, a true-up of expense related to the vesting of previously granted shares, and expense related to an unrestricted grant of shares to the Board of Directors;

•	We also recognized annual contributions to employee health benefit accounts, resulting in expense of $450,000, which reduced earnings per diluted share by 2 cents; and,

•	Acquisition-related expenses of $253,000, which are considered non-core expenses, reduced earnings per diluted share by a penny.
During the first quarter, we recognized income of $787,000 related to the sale of Visa stock, which added $0.03 to earnings per diluted share.
The efficiency ratio was 62.7% for the first quarter of 2019, which was impacted by the higher costs mentioned earlier. This is compared to 62.0% in the fourth quarter of 2018, and 61.8% in the first quarter of 2018. Our adjusted efficiency ratio, which excludes non-core expenses, was 62.2% for the first quarter of 2019, compared to 61.0% in the linked quarter and 61.4% in the first quarter of 2018.
Asset quality is considered strong and a number of metrics improved during the first quarter of 2019, compared to the linked quarter.
Our nonperforming assets declined $1.2 million, or 6%, compared to December 31, 2018, and were up $0.9 million, or 5%, compared to March 31, 2018. The increase compared to March 31, 2018, was partially due to assets acquired from ASB Financial Corp. Our nonperforming assets as a percent of total loans and OREO ratio improved to 0.67% at March 31, 2019, compared to 0.71% at December 31, 2018, and declined 5 basis points compared to March 31, 2018.
We made substantial progress on our criticized loans, as they declined $24 million, or 22%, compared to December 31, 2018. Compared to March 31, 2018, criticized loans were down $27 million, or 23%. The improvement compared to both periods was largely due to the upgrade of one commercial relationship during the first quarter of 2019.
Classified loans increased $3.5 million, or 8%, compared to December 31, 2018 and $2 million, or 4%, from March 31, 2018. The increase in classified loans compared to December 31, 2018 was mostly due to downgrades during the quarter, which were partially offset by paydowns of other classified loans.
Delinquency trends improved slightly as 98.6% of our portfolio was considered “current” at March 31, 2019, compared to 98.5% at December 31, 2018, and 98.8% at March 31, 2018.
Our quarterly net charge-off rate was a negative 15 basis points for the first quarter of 2019, which reflects the recovery mentioned earlier. Excluding this recovery, our net charge-off rate was relatively consistent with the linked quarter. The net charge-off rate was 34 basis points for the first quarter of 2018, which included a charge-off of $827,000 on an acquired commercial loan relationship.
We recorded a recovery of loan losses during the first quarter of $263,000 compared to provision for loan losses of $1 million in the linked quarter and $2 million a year ago. The driving factor in the reduction during the first quarter of 2019 was the recovery mentioned earlier, coupled with improving asset quality metrics, stable net charge-off rates and slower loan growth. We expect to see continued improvement in asset quality in the second quarter; however, not as dramatic as the improvement we experienced during the first quarter.
As we had anticipated, and indicated in our last call, loan growth was slower in the first quarter compared to recent quarters. Compared to December 31, 2018, total loans were up $9 million at March 31, 2019. Organic total loans, which exclude the impact of loans acquired from ASB, grew $19 million, or 3% annualized, compared to December 31, 2018. Our commercial and industrial loans grew $28 million, or 20% annualized, compared to year end while declines in commercial real estate and construction loans mostly offset the increase, due to some larger payoffs in the first quarter.
Consumer loans provided most of the total loan growth during the quarter, as residential real estate loan balances increased $15 million, or 12% annualized. During the first quarter, we purchased approximately $19 million of 1-4 family first lien mortgages, which had the largest impact on residential real estate loan growth compared to December 31, 2018.
Although our loan growth has been slow out of the gate, we have a strong pipeline. Our pipeline for commercial loans at March 31, 2019 was 20% higher than March of last year. With that in mind, we still believe that we will be able to achieve meaningful loan growth of 5% to 7% during the remainder of 2019.
Total loans grew $335 million compared to March 31, 2018, and were impacted by the ASB acquisition. Organic total loans grew $137 million, or 6%, compared to March 31, 2018. Commercial and industrial loans led the increase with $95 million, or 19%, while consumer indirect loans grew $62 million, or 18%. These increases were partially offset by reductions of $28 million, or 4%, in commercial real estate loans. Given the current market, we are being very diligent in our commercial real estate lending practices.
Compared to the fourth quarter of 2018, quarterly average loan balances increased $16 million, or 2% annualized, with most of the growth in commercial and industrial loans and consumer indirect loans. The reductions in commercial real estate loan balances were later in the first quarter and had less of an impact on average loan balance growth compared to the linked quarter.
Compared to the first quarter of 2018, quarterly average loan balances grew 15%. The comparative period was impacted by the ASB acquisition completed in April 2018, as well as organic commercial and industrial, and consumer indirect loan growth.
I will now turn the call over to John to provide additional details around the income statement and balance sheet.
Mr. John Rogers:
Thank you, Chuck.
The first quarter of 2019 reflected a healthy net interest margin of 3.80%, compared to 3.77% for the linked quarter and 3.66% for the first quarter of 2018. Compared to the linked quarter, net interest margin benefited from higher yields on commercial loans and home equity lines of credit, which outpaced deposit cost increases.
Net interest income declined slightly compared to the linked quarter, mainly due to the reduction in number of calendar days during the period. Also contributing to the decline were the proceeds received during the linked quarter of $305,000 on an investment security for which we had, in previous years, recorded an other-than-temporary-impairment, which added 3 basis points to net interest margin.
Compared to the first quarter of 2018, net interest income grew 16%, and net interest margin expanded 14 basis points. The impact of four rate increases, totaling 100 basis points, which started in late March of 2018, positively impacted net interest margin. At the same time, competition for deposits has increased in recent periods, resulting in higher deposit costs. Net interest income has also improved compared the first quarter of last year due to organic loan growth, coupled with the impact of the ASB acquisition.
We have been closely monitoring and managing our deposit costs. As a result of our efforts, our cumulative deposit beta since December 2015 is around 22%.
Accretion income from acquisitions, which is net of amortization expense, increased $216,000 compared to the linked quarter, and was up $156,000 compared to the first quarter of 2018. Accretion income added 8 basis points to net interest margin during the quarter, compared to 6 basis points for the linked quarter and 7 basis points for the first quarter of 2018. The increase in accretion income compared to the linked quarter was driven by a decline in the amortization of the fair value adjustment to time deposits from the ASB acquisition. The growth in accretion income compared to the first quarter of 2018 was largely due to the ASB acquisition.

Total non-interest income, excluding net gains and losses, increased 10% compared to the linked quarter and 5% compared to the first quarter of 2018. The main driver of the increase compared to the linked quarter was higher insurance income, which was largely due to annual performance-based insurance commissions that are primarily received in the first quarter each year, and represent a core component of our insurance income.
Also during the quarter was other non-interest income of $787,000 related to the sale of restricted Class B Visa stock, which had been carried at a zero balance, due to the litigation liability associated with the stock. During the first quarter of 2018, other non-interest income was positively impacted by the recognition of $460,000 related to fluctuations in the market value of equity investment securities.
Commercial loan swap fees more than doubled compared to the linked quarter. Sales of these instruments fluctuate based on changes in interest rates and customer demand.
These increases were partially offset by lower overdraft fees and mortgage banking income compared to the linked quarter, which are both seasonal fluctuations.
Mortgage banking income more than doubled compared to the first quarter of 2018, largely due to the impact of the ASB acquisition. Also contributing to the increase compared to the prior year were higher deposit account service charges and electronic banking income. These increases were partially offset by a reduction in Small Business Administration income compared to the prior year.
Compared to the linked quarter, total non-interest expense grew 3%. The increase was driven by the stock grants, health benefit account contributions and acquisition-related expenses Chuck previously mentioned. Excluding these costs, and the one-time costs from the linked quarter, total non-interest expense declined slightly compared to the linked quarter. Lower foreclosed real estate and other loan expenses, and reduced franchise taxes, offset the increase in net occupancy and equipment, and data processing and software costs compared to the linked quarter.
Total non-interest expense increased 13% compared to the prior year, driven mostly by higher salaries and employee benefit costs. Base salaries and medical insurance were the key contributors to the increase, both of which were impacted by the ASB acquisition, as well as higher medical claims. We have also added employees in the last twelve months for succession purposes and recent and future growth.
Our investment portfolio was relatively flat compared to year end, with most of the growth due to higher market values at March 31, 2019. Our ratio of investment securities to total assets was 22% at both March 31, 2019 and December 31, 2018, which had declined from 24% at March 31, 2018.
Our core deposits, which exclude $692 million of CDs, grew 6% from December 31, 2018 and were up 5% compared to March 31, 2018. This influx was due to a $96 million increase in governmental deposits, which typically increase in the first quarter of each year, coupled with strong growth of $24 million in money markets and $21 million in non-interest bearing deposits. Part of our focus during 2019 is growing deposits, which was evident in the first quarter, even excluding the seasonally higher governmental deposit balances.
Our demand deposits declined to 38% of total deposits at March 31, 2019, which was directly impacted by the governmental deposit growth, as these comprised 12% of total deposits at March 31, 2019, compared to 9% at year end. Demand deposits were 40% of total deposits at December 31, 2018 and 41% at March 31, 2018.
Our quarterly average total deposits grew $43 million compared to the linked quarter, and $332 million compared to the prior year. The increase in average total deposits compared to the prior year was mainly due to the ASB acquisition.
Our loan to deposit ratio declined to 87% at March 31, 2019, compared to 92% at December 31, 2018, but was up from 85% a year ago. Our seasonally high governmental deposits were a driver of the lower ratio at March 31, 2019. We anticipate the governmental deposits will decline in the second quarter; however, the impact of the acquired deposit base associated with First Prestonsburg will help to provide liquidity for future loan growth.
Our capital ratios continue to improve, as increased earnings have exceeded our dividends declared and paid. Our common equity tier 1 capital ratio improved by 35 basis points compared to December 31, 2018, and is up 67 basis points compared to March 31, 2018. Our tier 1 capital ratio increased to 14.2%, while our total risk-based capital ratio grew to 15.0%, compared to December 31, 2018.
Our tangible equity to tangible assets ratio improved 35 basis points to 9.70%, compared to December 31, 2018, and 73 basis points compared to March 31, 2018. Our tangible book value per common share increased to $19.00, compared to $18.30 at December 31, 2018 and $17.04 at March 31, 2018.
We are pleased to announce another increase to our dividend this quarter. Earlier, we announced that our quarterly dividend rate has increased to 34 cents per share, which represents a payout of 47% of our first quarter diluted earnings per share. We continue to monitor our performance and capital position, and believe in returning a strong dividend to our shareholders.

I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thank you, John.
During the first quarter, we continued to focus on growing our core business, while also preparing for the First Prestonsburg acquisition. The acquisition closed on April 12, and will provide opportunity for growth within the new market area, as well as additional products and services for the clients. We also have over 400 commercial insurance customers already within that market, and will be able to offer traditional investment, loan and deposit banking services to those clients.
We anticipate that the acquisition will be accretive to earnings by approximately 6 to 7 cents during 2019, and 15 to 17 cents in 2020, excluding one-time acquisition costs. We estimate that approximately $8 million of one-time acquisition costs will be recognized during the remainder of 2019. The majority of these one-time acquisition costs will be recognized during the second quarter of 2019, with smaller amounts in the third and fourth quarter of 2019.
While we look forward to our performance in the second quarter, as we reflect on the first quarter, we had several positive impacts, including:

•	Total revenue growth of 12% compared to the first quarter of 2018;

•	Expansion of net interest margin of 14 basis points compared to the first quarter of 2018;

•	Improved asset quality metrics, with a 22% decline in criticized loans and 6% reduction in nonperforming assets since December 31, 2018;

•	A reduction in our loan to deposit ratio to 87% from 92% at December 31, 2018;

•	An increase of 35 basis points in our tangible equity to tangible assets ratio compared to December 31, 2018;

•	A 70 basis point, or 4%, increase in tangible book value per share compared to December 31, 2018; and

•	An increase in our quarterly dividend of 13%, to 34 cents per share compared to 30 cents for the most recent dividend.
As we move into the rest of 2019, we would like to present some of our current thoughts regarding performance, excluding the anticipated benefits and acquisition-related costs of the First Prestonsburg merger:

•	Loan growth of 5% to 7% for the full year of 2019. We anticipated a slow first quarter due to payoffs, but believe momentum will pick up as we move through the rest of the year;

•
We expect an increase in credit costs through the remainder of 2019. We anticipate the quarterly levels to be somewhat higher than for the prior year, as the first quarter was not indicative of our anticipated future costs;

•	We believe net interest margin will be between 3.75% and 3.80% for the full year;

•	Fee-based revenue growth is expected to be between 7% and 9% for the full year;

•	We expect non-interest expense in the remaining quarters of 2019 to be between $30.5 million and $31.5 million;

•	Our target efficiency ratio for 2019 is between 59% and 61%;

•	We expect to generate positive operating leverage for the full year; and

•	We anticipate our effective tax rate to be between 19% and 19.5% for 2019.
For the second quarter, our focus will be on growing our already profitable business, while integrating and welcoming the associates and clients of First Prestonsburg. We are determined to bring strong and reliable results to our shareholders, while providing a dependable return on investment.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is John Rogers, our Chief Financial Officer. I will now turn the call back to the hands of our call facilitator.
Thank you.
Questions and Answers
Operator: Our first question comes from Scott Siefers of Sandler O'Neill. Please go ahead.
Jeanie Dwinell: This is actually Jeanie, on for Scott.

So can you guys discuss the puts and takes as you saw them in fee income? You typically see around 10% sequential improvement. This quarter, you were up, but less so. So what were you pleased with or not so pleased with? And how do you guys see things trajecting for the rest of the year?
John Rogers: Yes, so I think -- I thought we were decently pleased with fee income during the quarter. But we would expect -- there are some seasonal impacts that occur there, so we would expect mortgage banking to pick up as we go throughout the rest of the year. It kind of has the best quarters in Q2 and Q3.
I would also say that trust and investment income was hurt a little bit by the market conditions late in the fourth quarter going into the first quarter. So we would expect a little bit of momentum there as we go through the rest of the year, as long as the market continues to recover as it has during the course of the first quarter.
Commercial loan swap fees came back decently from the fourth quarter. We expect that number to be at the same level, if not higher, in the future quarters as well. We also implemented some slight changes to our deposit fee schedules; nothing overly dramatic. But we would expect some benefit there as we move forward as well. And then, this quarter, we were also very light on SBA income and we would expect that to improve as well as we go throughout the remaining quarters of 2019.
Jeanie Dwinell: That's it for me.
Operator: Our next question comes from Kevin Reevey of D.A. Davidson. Please go ahead.
Kevin Reevey: Chuck, earlier in your comments, you mentioned that you were being more diligent about commercial real estate lending. Could you give us a little more color, kind of what the thinking is internally as far as your underwriting of this business?
Chuck Sulerzyski: Yes. I mean, we have been shifting over the past many years on commercial real estate to really A prime developers. So as we get late in the cycle, as you see demand for apartments begin to lessen in some of the markets, we've kind of been very cautious. We'll continue to do deals. We just want to do deals to sponsors with really strong balance sheets.
Kevin Reevey: And then, back on the fee income side, your deposit service charges -- I know that's a seasonal line item. How much of that was seasonal versus behavioral? I know some of the other banks that we cover, they'd mentioned giving customers access to information via mobile banking, that they're making smarter decisions, which has negatively impacted service charges. Are you seeing any of that?
Chuck Sulerzyski: Well, we certainly see customers managing their deposits more intelligently. So we continue to see pressure on overdraft fees. And we see some offset in other consumer fees. But yes, overdrafts definitely show customers using Bill Pay, using online tools, and managing their balances much more carefully than they have been able to historically.
John Rogers: Yes, Kevin, I would say most of the drop is seasonal. Most of it occurs in overdrafts. I think overdrafts is smaller in the first quarter. There's less consumer spending in the first quarter, so less likely to have overdrafts. Chuck is correct in that we've continued to see a decline in overdrafts. But I would say that decline is slowing. It was probably much greater in '16, '17; slowed in '18. And we hope it would grow at some point at a decent rate. But I think the points were made on customers managing themselves better, having online access, seeing their balances, being able to manage them better is definitely something that we're seeing as well.
Kevin Reevey: And then, one more -- you mentioned that your commercial loan pipeline was up 20% from the first quarter of '18. Do you happen to have what that dollar number is?
Chuck Sulerzyski: Actually, what we said was that the pipeline was up over 20% compared to the first quarter of -- compared to the comparable time last year. And the number is in the low $50 million. The amount of increase is in the low $50 million.
Operator: Our next question comes from Michael Perito of KBW. Please go ahead.
Michael Perito: I wanted to start on the loan growth on the C&I side specifically. You guys have had 6 or 7 straight quarters here of really solid productivity there as some of the other parts of the portfolio moved around. Can you give us a little bit more color about where you guys have had some success there? Because it seems like you guys expect it to continue. So just curious if you can provide a little bit more detail.
Chuck Sulerzyski: Yes, it's consistent with what we've said in the past. We compete against a couple very large regional banks and some of the large national players here. And you look at the $5 million, $10 million, $15 million, $20 million borrowing customer, they do not consistently receive an excellent experience. And we tend to take advantage of that and are able to provide them a higher level of service. All of those competitors in Ohio and West Virginia and Kentucky -- when they're at their best, they're great. But they're at their best for customers that are larger than what I said. And we tend to get people who feel that they're not getting the service that they want.
We also do have occasions with regularity where we were able to get into a client relationship through insurance or through our retirement plan products, and then round out the relationship. So those are the things that work for us, and we do expect it to continue. We've had a good run for many years of loan growth. And we're optimistic that the second half of the year will be strong. We just got to work our way through some payoffs as real estate goes to the permanent markets.
Michael Perito: And then, transitioning to the margin -- I noticed you guys kept the outlook stagnant at 3.75 to 3.80. If we go back a quarter of so, I thought you guys were assuming some level of further fed fund hike in that guidance. I mean, is that -- can you, maybe, just one, update us on the rate assumptions that you guys are assuming for that margin outlook? And, two, assuming that you guys have gotten more conservative with those assumptions, is the maintaining of the rate simply just you guys had a stronger first quarter, and gives you confidence that you're going to be able to maintain it?
John Rogers: Yes. I think we initially gave guidance back in the October call of rate increases. And then, we kind of backed that down, I think, in January. We're not really anticipating anything (rate increases). But I think we ended the year stronger than we anticipated that we would've. That's carried through to this quarter.
I've mentioned that we were watching deposit costs. The competitiveness of the deposit market has kind of slowed some. We're not seeing as much promotional pricing, as much advertising in our markets. So that's good news. Really, the only issue we can see, perhaps, with deposit costs is on governmental funds, or perhaps some commercial areas. But the retail side has seemed to calm down some. And we've done a good job of raising some deposits, so that's helped us as well.
So I think taking it all together in where we're at, I think we're confident that we should be between that 3.75 and 3.80 number. A lot of that, of course, would depend upon LIBOR it has been kind to us compared to some of the other rate movements that we've seen on the treasury curve. So if that hangs in there, that's good. If it doesn't, that would not be so helpful. But we haven't seen that so far.
Michael Perito: And that actually serves as a good kind of transition to my last question here, Chuck. I mean, as I think about your positioning as a company as a whole here -- I mean, it looks pretty positive, right? Your loan to deposits stepped down below 90 this quarter, so you have plenty of liquidity. Capital levels are probably a little too high, if anything; credit metrics low. Seems like growth should rebound.
As we think about Peoples moving forward here, obviously the market is trying to tell us that something bad is going to happen in the near future, even though we're not really seeing anything on the ground level that's supporting that. But I'm curious as to how you feel the company is positioned today. As we kind of move forward over the next 12 to 24 months here, do you think that this level of liquidity in capital is appropriate, as things could potentially maybe get a little bit worse on the economic side? Or do you think there's still room to -- aggressive is not the right word, but push a little bit of the leverage and try to get some returns higher, and lever down that capital a little bit? I'm just curious if you can discuss that dynamic with us.
Chuck Sulerzyski: Yes. I mean, first off, I like where we are. I like what's going on in the credit portfolio. I like it a lot. And I think we will like it a lot better at the end of the second quarter. And I think we'll like it a lot better at the end of the year. So I think the trends there are good.
I like what we're doing with the dividends. Obviously, there's a slowdown in acquisition activity in the market. But I think we're poised to take advantage there. I will say that what we just did with the Bank in Prestonsburg was probably the smoothest of the 8 deals that we've done in my tenure, and feel real good about it. So I'd rather have too much capital than too little capital. Can we whittle it down a little bit over time? Perhaps.
But we feel real strong. I think you'll see us be able to stay with a loan deposit ratio below 90. And I think that's -- I'd rather be at 90 than 95 or 100. So I think there's a lot of good news. I think that the percentage of fee-based income is good. And we think that there's some opportunities to both grow those businesses, the investment business and the insurance business, organically. And we'll also look to do a few tuck-in acquisitions during the year. So life is pretty good at PEBO right now.
Operator: Our next question comes from Daniel Cardenas of Raymond James. Please go ahead.
Daniel Cardenas: A couple questions on your criticized and classified loans. So in your criticized portfolio of about $89 million, $90 million, what's kind of the average size of the loan inside of there? Just looking to see if there's any other larger credits that could come off and drive this number further down.
Chuck Sulerzyski: Less than $3 million. It's pretty granular.
Daniel Cardenas: And then, on the classified loans, the $4 million increase -- maybe any color as to types of loans, industries, et cetera?
Chuck Sulerzyski: Bunch of cats and dogs, odds and ends. It's a number that's bounced around from quarter to quarter. Nothing really significant. I wouldn't be surprised to see it go the other way over the next few quarters.
Daniel Cardenas: So it doesn't sound like there's anything out there, at least on the near-term horizon, causing you any concern on the credit quality side?
Chuck Sulerzyski: I sleep like a baby.

Daniel Cardenas: And then, on the margin, maybe trying to just get to a core number for the margin, you reported 3.80. Any impact on the pay-downs and payoffs in the quarter that could've helped the margin out a little bit?
John Rogers: No, not that I can recall, Dan. I think the core is performing well. I mean, we had no OTTI benefit. We had a little bit more accretion. But I think the core margin is performing well. There were no -- there was nothing unusual from a pay-down perspective. It was a pretty clean quarter, I think, from that perspective.
Daniel Cardenas: And then, last question for me, just on your tangible common equity ratio -- I know it'll probably adjust down with the First Prestonsburg acquisition. But what's kind of the optimal level for you guys? And how do you prioritize using that capital going forward?
John Rogers: Well, I think probably 8.5 to 9 will probably be more the optimal range. I think at this point in the cycle, you try to be careful. The yield curve and everything would tell you. And the talking heads and others would say yes, at some point there could be a downturn, whether that's a year out, 2 years out. I don't think -- I think we've demonstrated a strong dividend. I think we also, though, don't want to get overly aggressive in capital management at this time in the cycle. So I think we would be very cautious of that. And it would behoove us if that's going to happen in an economic downturn, why wouldn't we have strong capital base? Perhaps we could take advantage of that from a growth perspective in future periods if that were to occur. So I think we're trying to be cognizant of what the outlook kind of looks like here over the next year to 3 years from an economic perspective.
Daniel Cardenas: One last question, just in terms of any updates you can provide regarding CECL?
Chuck Sulerzyski: We're on track. We've got a good project team from across a variety of different areas in the Bank. We have some outside folks helping us. We have our auditors looking over our shoulders. And I think that we'll be able to give you some sense of how we see it, probably with our third quarter results in October.
Operator: [Operator Instructions].
At this time, there are no further questions. Sir, do you have any closing remarks?
Chuck Sulerzyski: Yes. I'd like to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under Investor Relations section.
I would also like to take a moment to invite everyone to join us at our annual shareholder meeting on Thursday, April 25, at our headquarters in Marietta, Ohio.
Thanks for your time, and have a good day.
Operator: The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.